UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2005

U-Store-It Trust

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32324 (Commission File Number)	20-1024732 (IRS Employer Identification Number)

6745 Engle Road Suite 300
Cleveland, OH		44130
(Address of principal executive offices)		(Zip Code)

(440) 234-0700
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On March 1, 2005, U-Store-It, L.P. (the “Operating Partnership”), of which U-Store-It Trust (the “Company”) is the sole general partner, executed a purchase and sale agreement (the “Agreement”) to acquire 67 self-storage facilities from various partnerships and other entities affiliated with National Self Storage and The Schomac Group, Inc. for an aggregate purchase price of approximately $217 million. The properties are located in Arizona, California, Colorado, New Mexico, Tennessee, Texas and Utah. The transaction also includes the purchase of four office parks and one mobile home park. The purchase price includes (i) up to $118 million of outstanding debt to be assumed by the Operating Partnership upon closing, (ii) approximately $63 million of Class B Units in the Operating Partnership and (iii) the balance in cash. An earnest money deposit of $1 million will be made by the Operating Partnership by March 4, 2005.

     The closing of the transactions contemplated by the Agreement is contingent upon the satisfaction of certain customary conditions set forth more fully in the Agreement, including satisfactory completion of due diligence by the Operating Partnership. In addition, the sellers have the right to terminate the Agreement if the average market price of the Class B Units (determined based on the trading price for the Company’s common shares) falls below $16.00 during a specified period prior to the closing. However, in such event, the Operating Partnership can require the sellers to continue with the transaction by providing a cash make-whole amount as additional acquisition consideration. There are no assurances that the conditions will be met or that the transaction will be consummated. The parties to the Agreement anticipate that the closing will occur on or before June 30, 2005.

     A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosures.

     In addition to the Agreement discussed above, the Operating Partnership has entered into various additional purchase agreements with unaffiliated entities to acquire an aggregate of 32 self-storage facilities for a total purchase price of approximately $92.5 million. The aggregate purchase price includes assumption of outstanding debt and cash payments. The acquisitions are comprised of the following individual transactions:

•	an agreement to purchase a portfolio of 18 self-storage facilities in Ohio and New York from Liberty Self Stor for an aggregate purchase price of approximately $34 million (which was previously discussed in the prospectus for the Company’s initial public offering);

•	an agreement to purchase a portfolio of five self-storage facilities in Connecticut from Ford Storage for an aggregate purchase price of approximately $15.5 million;

•	an agreement to purchase a portfolio of six self-storage facilities in Connecticut and New York from A-1 Self Storage for an aggregate purchase price of approximately $28.1 million; and

•	agreements to purchase 3 other properties in Texas and Florida for an aggregate purchase price of approximately $14.9 million.

     Other than the transaction with Ford Storage, which closed on March 1, 2005, all of these additional transactions are expected to close sometime on or before April 30, 2005. The closings of the transactions are contingent upon the satisfaction of certain customary conditions. There are no assurances that the conditions will be met or that the transactions will be consummated.

     On March 3, 2005, the Company issued a press release describing the acquisition transactions discussed in this Form 8-K. This press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

     The Company also expects to make a presentation to investors in the near future regarding the acquisition transactions discussed in this Form 8-K. This presentation is attached as Exhibit 99.2 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit Number	Description
10.1
Purchase and Sale Agreement, dated as of March 1, 2005, by and between U-Store-It, L.P. and various partnerships and other entities affiliated with National Self Storage and The Schomac Group, Inc. named therein.

99.1	Press Release dated March 3, 2005

99.2	Investor Presentation

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-Store-It Trust
Date: March 4, 2005	By:	/s/ Steven G. Osgood
Steven G. Osgood
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1
Purchase and Sale Agreement, dated as of March 1, 2005, by and between U-Store-It, L.P. and various partnerships and other entities affiliated with National Self Storage and The Schomac Group, Inc. named therein.

99.1	Press Release dated March 3, 2005

99.2	Investor Presentation